Exhibit 19

NMP Acquisition Corp.

Insider Trading Plan

Policy Statement: All, directors, officers and employees (collectively, “Insiders”) of NMP Acquisition Corp. (collectively, the “Company”) are prohibited from buying and selling securities of the Company or advising others who may buy or sell securities of the Company, when such persons are in possession of material, nonpublic information regarding the Company; provided, however, Insiders may purchase or sell securities of the Company if such purchase or sale is made pursuant to a pre-arranged trading plan executed by the Insider when not in possession of material, nonpublic information regarding the Company pursuant to Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This policy may be amended from time to time.

General

The U.S. federal securities laws prohibit (i) trading in securities on the basis of material, non-public information and (ii) revealing such information to others who then act upon it. These restrictions, apply to all transactions in publicly traded securities in all markets (including U.S. and foreign markets). They apply to transactions effected, directly or indirectly, by you or any member of your immediate family or household. They also apply to transactions through accounts over which you or a member of your immediate family or household has trading discretion or influence. There are severe criminal penalties for violations of these rules.

What is “Inside” Information?

“Inside” information includes anything you become aware of because of your special relationship with the Company as an officer, director or employee of the Company, which has not been disclosed to the public. The information may be about the Company or any of its subsidiaries or other affiliates. It may also include information you learn about another company, for example, companies that are current or prospective customers or suppliers to the Company or any of its subsidiaries or with which the Company or any of its subsidiaries may be in negotiations regarding a potential transaction.

What is “material” Information?

Trading in securities while in possession of “inside” information is not a basis for liability unless the information is “material.” Information is material if there is a substantial likelihood that a reasonable investor would think such information important in deciding whether to buy, sell or hold stock, or if it could affect the market price of the stock. Either positive or negative information may be material. Information can be material even if it relates to future speculative or contingent events and even if it is significant only when considered in combination with publicly available information. If you are unsure whether information is material, assume it is material.

NMP Acquisition Corp. – Insider Trading Plan

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Although there is no precise, generally accepted definition of materiality, some examples of material information include, but are not limited to:

▪	Earnings or sales results or forecasts for the quarter or the year;

▪	Company financial problems;

▪	estimates of future earnings or losses;

▪	events that could result in restating financial information;

▪	a proposed acquisition or sale;

▪	disputes with major suppliers or customers;

▪	public or private offerings of debt or equity;

▪	beginning or settling a major lawsuit;

▪	changes in dividend policies;

▪	declaring a stock split; or

▪	winning or losing a large contract.

“Inside” information could be material because of its expected effect on the price of the Company’s stock, the stock of another company not related to the Company, or the stock of several such companies. In addition, the resulting prohibition against the misuse of “inside” information includes not only restrictions on trading in the Company stock, but restrictions on trading in the stock of such other companies affected by the “inside” information.

What is “non-public” Information?

In order for information to qualify as “inside” information, it must not only be “material,” it must also be “nonpublic.” Non-public information is information that has not yet been made public by the Company. Information only becomes public when the Company makes an official announcement (i.e., in a publicly accessible conference call, a press release or in filings made with the Securities and Exchange Commission (“SEC”)), and people have had an opportunity to see or hear it. The circulation of rumors or “talk on the street,” even if accurate, widespread and reported in the media, does not constitute public disclosure. Similarly, only disclosing part of the information does not constitute public dissemination. So long as the any material portion of the information has yet to be publicly disclosed, the information is deemed “non-public” and may not be misused. Therefore, you should not buy or sell stocks or other securities before the public announcement of material information.

The Company does not consider quarterly and annual earnings results “public” until the first business day after a press release has been issued. Similarly, other material information will not be considered public until the first business day after the public release of such information.

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If you are unsure whether information is material or non-public, you must contact the Company’s Chief Executive Officer of Chief Financial Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.

Prohibition Against Trading While In Possession of Material Non-Public Information

You may not purchase or sell stocks or other securities of the Company or of any other company when you are aware of any material, non-public information about that company, no matter how you learned the information. You also must not “tip” or otherwise give material, non- public information to anyone, including people in your immediate family, friends or anyone acting for you (such as a stockbroker). Exercising stock options granted under the Company’s employee stock incentive plans for cash or the delivery of previously owned Company stock is exempted from this prohibition; provided, however, that the sale of any shares issued on the exercise of Company-granted stock options and any cashless exercise of Company-granted options are subject to the trading restrictions under this Policy.

Pre-Clearance Policy for Trading While Not in Possession of Material Non-Public Information

All directors and executive officers of the Company (collectively, “Covered Persons”) may not trade at any time, without prior clearance. Before trading in the Company’s stock, all Covered Persons must contact the Company’s Chief Executive Officer or Chief Financial Officer, to inquire if a restricted trading period is in effect and to obtain pre-clearance of the contemplated trade. “Trading” includes not only purchases and sales of stock, but also acquisitions and dispositions of equity derivative securities and stock swap agreements, the exercise of certain options, warrants, puts and calls, etc.

Restricted trading periods are periods designated by the Company as times in which Covered Persons may not trade in the Company’s stock regardless of any actual possession or non-possession by such Covered Persons of material, non-public information. Exceptions to this prohibition will be considered for emergency reasons by the Company. These restricted trading periods are instituted by the Company for a variety of reasons. One such restricted trading period is instituted prior to the Company releasing its financial results. This restricted trading period begins on the 20th day of the third month of every calendar quarter and lasts until one full trading day after the Company releases its financial results for the completed quarter or year.

In addition to making sure a restricted trading period is not in effect, the pre-clearance procedure is necessary to assist Covered Persons in preventing violations of the Section 16(b) short-swing profit rule, as applicable. As you may know, officers and directors will be held liable to the Company for any “short-swing profits” resulting from a non-exempt purchase and sale or sale and purchase within a period of less than 6 months.

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If, upon requesting clearance, any Covered Person is advised that Company stock may be traded, you may buy or sell the stock within three (3) business days after clearance is granted, but only if such Covered Person is not otherwise in possession of material, non-public information. If for any reason the trade is not completed within three (3) business days, the Covered Person must seek pre-clearance again before stock may be traded.

If, upon requesting clearance, a Covered Person is advised that Company stock may not be traded, such Covered Person may not engage in any trade of any type under any circumstances, nor may such Covered Person inform anyone of the restriction. The Covered Person may reapply for pre-clearance at a later date when trading restrictions may no longer be applicable. In sum, it is critical that every Covered Person obtain pre- clearance of any trading to prevent both inadvertent Section 16(b) or insider trading violations and to avoid even the appearance of an improper transaction (which could result, for example, when an officer or director engages in a trade while unaware of a pending major development).

No Margin Purchases.

Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the customer or borrower is aware of material non-public information or otherwise is not permitted to trade in the Company’s securities, Covered Persons are prohibited from holding the Company’s securities in a margin account or pledging the Company’s securities as collateral for a loan.

No Short Sales.

Short selling is the act of borrowing securities to sell with the expectation of the price dropping and the intent of buying the securities back at a lower price to replace the borrowed securities. Covered Persons (whether or not they are in possession of material nonpublic information) are prohibited from selling short the Company’s securities.

No Hedging.

Hedging transactions allow the holder to lock in a value for the security in exchange for protection against drastic upside or downside price movement. Giving up the full risks and rewards of security ownership can result in the perception that the holder no longer has the same interests as the company’s stockholders. Therefore, Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.

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Pre-Clearance Policy for Rule 10b5-1 Plans

Notwithstanding the prohibition against insider trading, Rule 10b5-1 under the Exchange Act and the Company’s policy permit Insiders to trade in Company securities regardless of their awareness of “inside” information if the transaction is made pursuant to a pre-arranged trading plan that was entered into when the Insider was not in possession of material nonpublic information. Any Covered Person may not implement a trading plan under Rule 10b5-1 at any time, without prior clearance. Before entering into a trading plan you must the Company’s Chief Executive Officer or Chief Financial Officer to inquire if a restricted trading period is in effect and to obtain pre-clearance of the contemplated plan. Insiders may only enter into a trading plan when they are not in possession of material, non-public information. In addition, Covered Persons may not enter into a trading plan during a pension fund blackout period. Once a trading plan is pre-cleared, trades made pursuant to the plan will not require additional pre-clearance, but only if the plan specifies the dates, prices and amounts of the contemplated trades or establishes a formula for determining dates, prices and amounts.

What Are The Penalties for Insider Trading?

In 1988, Congress passed the Insider Trading and Securities Fraud Enforcement Act of 1988, providing for increased criminal penalties for persons engaged in insider trading. In addition, non-criminal civil actions may be brought by private individuals or the SEC. The consequences of an insider trading violation can be devastating, and can ruin both your professional and personal life. The SEC may investigate any suspicious trading including whether an individual is trading 1,000,000 shares or 10 shares. No executive officer, director or employee is exempt from an SEC investigation and penalties (i.e., jail sentence of up to 10 years, return of profits, fines, etc.). A person can be subject to penalties even if he or she does not personally benefit from the violation (i.e., if the violation only involved passing the information to someone else, called a “tippee”). In addition, a violation of these insider trading restrictions can be expected to result in serious disciplinary actions by the Company (i.e., termination).

How Can I Protect Material Non-public Information?

Material non-public information (and all other confidential information of the Company) should be communicated only to those people who need to know it for a legitimate business purpose and who are authorized to receive such information in connection with their responsibilities to the Company.

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The following practices should be followed to help prevent the misuse of material non- public information and other types of confidential information:

▪	Confidential matters should neither be discussed in the elevators or public corridors of our offices, or any other place where conversations may be overheard by people who do not have a valid need to know the information, nor should they be discussed with relatives or social acquaintances.

▪	Always put confidential documents away when not in use. Do not leave documents containing confidential information where they may be seen by persons who do have a need to know the content of the documents.

▪	Do not give computer IDs and passwords to any other person.

▪	Comply with the specific terms of any confidentiality agreements of which you are aware.

▪	Message boards and chat rooms have not been deemed approved vehicles for disclosure by the SEC and other regulatory trading organizations, so it is imperative that all Company personnel refrain from posting information on message boards or chat rooms. Any information that could be considered material news (i.e., news that could be reasonably interpreted to cause an investor to buy or sell stock) that is posted on the Internet could trigger a lawsuit. A special unit of the SEC monitors online fraud, and has brought several dozen enforcement cases. Employees should be aware that they also should refrain from posting any information on message boards related to the Company’s peers, partners or competitors, and from participating in any chat rooms, especially on Company time.

▪	All requests for information about the Company should be routed through the Chief Executive Officer or Chief Financial Officer, to be handled as appropriate. The SEC’s Regulation FD prohibits selective disclosure of material nonpublic information to securities market professional and investors who may trade on the basis of such information.

What If I Have Any Questions About Insider Trading Restrictions?

Insiders of the Company should at all times avoid even the appearance of impropriety with respect to trading in the Company stock or the securities of any of the companies with whom the Company or its subsidiaries does business. When there are any questions as to a potential application of insider trading laws or any other restrictions on insider trading or if you know of a suspected violation of these laws, please contact the Company’s Chief Executive Officer or Chief Financial Officer.

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